Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated January 2, 2014

North America Structured Investments

# 3 Year Callable Contingent Interest Notes

J.P.Morgan

## Overview

May be appropriate for investors seeking contingent interest payments during the term of the notes. If either Index is less than its initial level and a Trigger Event, as defined below, has occurred investors have full downside exposure to the least performing of the Indices. Under these circumstances the payment at maturity will be made in cash based on the least performing Index.

At our election, we may redeem the notes early on any review date.

**You may lose some or all of your principal at maturity and may not receive any contingent interest payments. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.**

## Summary of Terms

| | |
|---|---|
| **Issuer:** | JPMorgan Chase & Co. |
| **Minimum Denomination:** | $1,000 |
| **Indices:** | S&P 500® Index and Russell 2000® Index |
| **Pricing Date:** | January 24, 2014 |
| **Final Review Date:** | January 24, 2017 |
| **Maturity Date:** | January 31, 2017 |
| **Monitoring Period:** | The period from, but excluding, the Pricing Date to and including the final Review Date |
| **Review Dates:** | July 24, 2014, January 23, 2015, July 24, 2015, January 22, 2016, July 22, 2016 and January 24, 2017 (the "final Review Date") |
| **Contingent Interest Rate:** | [6.50%-7.00%]* per annum, payable at a rate of between 3.25% and 3.50%* semi-annually, if applicable |
| **Interest Barrier/Trigger Level:** | With respect to each Index, an amount that represents 70% of its Initial Index Level. |
| **Trigger Event** | A Trigger Event occurs if, on any day during the Monitoring Period, the Index closing level of either Index is less than its Trigger Level |
| **CUSIP:** | 48126NT80 |
| **Preliminary Termsheet:** | http://www.sec.gov/Archives/edgar/data/19617/000095010313007564/dp42884_fwp-3p019.htm |

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

## Issuer Call

At our election, on any Interest Payment Date, the notes may be called and you will receive a cash payment for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the contingent interest payment applicable to that Interest Payment Date.

## Payment at Maturity

If the notes have not been redeemed early and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been redeemed early and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

*If the notes have not been redeemed early and a Trigger Event has occurred, you will lose more than 30% of your principal amount and could lose up to the entire principal amount of your notes at maturity.*

Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary term sheet.

## Hypothetical Returns**

| | Payment at Maturity (6.50% per annum Contingent Interest Rate) | Payment at Maturity |
|---|---|---|
| Least Performing Index Return | If a Trigger Event Has Not Occurred | If a Trigger Event Has Occurred |
| 60.00% | $1,032.50 | N/A |
| 40.00% | $1,032.50 | N/A |
| 20.00% | $1,032.50 | N/A |
| 5.00% | $1,032.50 | N/A |
| 0.00% | $1,032.50 | N/A |
| -5.00% | $1,032.50 | N/A |
| -20.00% | $1,032.50 | N/A |
| -30.00% | $1,032.50 | N/A |
| -30.01% | N/A | $699.90 |
| -60.00% | N/A | $400.00 |
| -80.00% | N/A | $200.00 |

## Contingent Interest

If the Notes have not been previously called and the closing level of both Indices on any review date is greater than or equal to its Interest Barrier, you will receive on the applicable interest payment date a contingent interest payment equal to at least 3.25%*.

*If the Index closing level of either Index on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date*

* To be determined on the Pricing Date, but not less than 6.50% and not greater than 7.00% per annum.

** The hypothetical returns and hypothetical interest payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical interest payments shown above would likely be lower

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments
3 Year Callable Contingent Interest Notes

Selected Benefits
[] The notes offer a higher interest rate than the yield currently available on debt securities of comparable maturity issued by us.
[] Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
[] Semi-annual contingent interest payments of between 6.50% and 7.00% per annum.
Selected Risks
[] Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.
[] The notes do not guarantee the payment of interest and may not pay interest at all.
[] Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to maturity are subject to changes in the market's view of our creditworthiness.
[] You are exposed to the risks of the decline in value of each Index.
[] Your payment at maturity may be determined by the lesser performing Index.
[] Return is limited to the principal amount plus accrued interest regardless of any appreciation of the Underlyings, which may be significant.
[] If the notes have not been redeemed early and a Trigger Event has occurred, you will lose 1% of your principal for every 1% the final level of the lesser performing Underlying is less than its Initial Level.
[] The benefit provided by the Trigger Level may terminate on any day during the Monitoring Period.
[] The early redemption option feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.
[] No dividend payments, voting rights, or ownership rights with the securities included in the Index.
[] You are exposed to the risks associated with small capitalization companies.

Selected Risks (continued)
[] JPMS' estimated value does not represent future values and may differ from others' estimates.
[] The notes' value which may be reflected in customer account statements may be higher than JPMS' then current estimated value.
[] JPMS' estimated value is not determined by reference to our credit spreads for our conventional fixed rate debt.
[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making the assumptions to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.
[] The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

Disclaimer

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co.
has filed with the SEC for more complete information about JPMorgan Chase and
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 1-866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

J.P. Morgan Structured Investments | 1 800 576 3529 |
jpm_structured_investments@jpmorgan.com